Exhibit 10.91

LICENSE AGREEMENT

          This LICENSE AGREEMENT (“Agreement”) is made and entered into this 28th day of March, 2003, by and between Synbiotics Corporation, a California corporation (“Synbiotics”), on the one hand, and Heska Corporation, a Delaware corporation (“Heska”), on the other hand.

RECITALS

          A.          Synbiotics is in the business of developing, manufacturing and marketing veterinary diagnostics, vaccines and other animal health related products worldwide.

          B.          Heska is in the business of developing, manufacturing and marketing innovative health products for dogs, cats and horses.

          C.          Synbiotics is the owner of United States Patent No. 4,789,631 issued on December 6, 1988 to Edward T. Maggio, entitled “Immunoassay for Anti-Dirofilaria Immitis Antibody” (the “631 Patent”).

          D.          Heska is the owner of United States Patent No. 6,391,569 B1 issued on May 21, 2002 to Robert B. Grieve, et al., entitled “Method to Detect Dirofilaria Immitis Infection” (the “569 Patent”).

          E.          On or about November 12, 1998, Synbiotics filed a lawsuit against Heska entitled Synbiotics Corporation vs. Heska Corporation, United States District Court for the Southern District of California, Case No. 98 CV 2076 TW (the “Complaint”), in which it asserted claims for damages and injunctive relief against Heska for Heska’s alleged infringement of the ‘631 Patent.  On or about January 15, 1999, Heska filed an Answer and Counterclaim and on or about June 1, 1999, Heska filed an Amended Answer and Counterclaim (the “Counterclaim”).  In the Counterclaim, Heska denied the claims asserted in the Complaint and sought a declaration from the court that the ‘631 Patent was invalid, unenforceable and not infringed by Heska.  Synbiotics filed a Reply in which it denied the claims asserted in the Counterclaim.  The proceedings relating to the Complaint and the Counterclaim shall hereinafter be referred to as the “Lawsuit.”

          F.          In furtherance of the settlement of the Lawsuit, Synbiotics is willing to license certain of its intellectual property to Heska.

[*] Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to an Application Requesting Confidential Treatment under Rule 12b-24 under the Securities Exchange Act of 1934.

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for good and valuable consideration, the Parties hereby agree as follows:

ARTICLE 1     DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1

“Affiliate(s)”  shall mean (a) a business entity which owns, directly or indirectly, a controlling interest of at least fifty percent (50%) of a Party to this Agreement, by stock ownership or otherwise; or (b) a business entity which is at least fifty percent (50%) owned or controlled by a Party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or (c) a business entity, the ownership of which is directly or indirectly common with at least fifty percent (50%) ownership of a Party to this Agreement, by stock ownership or otherwise.

1.2

“Calendar Year” shall mean, with respect to the first Calendar Year, commencing on April 1, 2003 and ending on December 31, 2003.  The second Calendar Year shall commence on January 1, 2004 and end on December 31, 2004.  The third Calendar Year shall commence on January 1, 2005 and end on December 6, 2005.

1.3

“Calendar Quarter” shall mean a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year, with the exception that in 2005, the fourth quarter shall end on December 6 rather than December 31.

1.4

“Di33-based Licensed Products” shall mean any heartworm antibody detection test product or part thereof using at least one recombinant Di33 protein, wherein a Di33 protein has properties as set forth in the ‘569 Patent, including any said heartworm antibody detection test product or part thereof within the scope of a claim in the Patent Rights or manufactured by a process within the scope of a claim in the Patent Rights.

1.5	“Effective Date” means the date first noted above.

1.6	“Licensed Products” shall mean Mab-based Licensed Products and/or Di33-based Licensed Products.

1.7

“Mab-based Licensed Products” shall mean any heartworm antigen detection test product or part thereof having or using at least one monoclonal antibody that reacts with Dirofilaria immitis antigenic extract, including any said heartworm antigen detection test product or part thereof within the scope of a claim in the Patent Rights or manufactured by a process within the scope of a claim in the Patent Rights.  For avoidance of doubt, the

Parties agree that Heska’s SOLO STEP® CH product and canine and feline reference laboratory heartworm antigen detection tests using such a monoclonal antibody are “Mab-based License Products”.

1.8

“Net Sales” shall mean Heska’s actual gross receipts from sales made between April 1, 2003 and December 6, 2005, of Mab-based Licensed Products (whether or not such Mab-based Licensed Products would also qualify as Di33-based Licensed Products), less the sum of the following:

	(a)	actual cost of freight charges or freight absorption, separately stated in such invoice;

	(b)	actual trade, quantity or cash discounts allowed, if any;

	(c)	amounts actually repaid or credited by reason of rejection or return; and

	(d)	sales, tariff duties and/or use taxes separately stated on each invoice.

If any Mab-based Licensed Products are sold in combination with other separate products (“Other Products”) for a single unit price, Net Sales for such combination products shall be a percentage of the unit price determined by dividing the fair market sales price of the Mab-based Licensed Products by the aggregate fair market sales prices of such Mab-based Licensed Products and the Other Products. If any Other Product does not have a separately established fair market sales price, the Parties will negotiate in good faith to determine one.   If the Parties can not agree to such a fair market sales price, the Parties will determine such a price pursuant to Article 8.  For purposes of clarity, should Heska sell a combination product that qualifies as both  a Mab-based Licensed Product and a Di33-based Licensed Product intended to detect both heartworm antigen and heartworm antibodies, Net Sales for such a  combination productwould be a percentage of the unit price of such  combination productdetermined by dividing the fair market price of the Mab-based Licensed Product by the aggregate fair market sales prices of such Mab-based Licensed Product and such Di33-based Licensed Product.

1.9	“Party” or “Parties” shall mean Heska or Synbiotics, or both, as the context indicates.

1.10	“Patent Rights” shall mean the ‘631 Patent.

1.11	“Territory” shall mean the United States, including its territories and possessions.

ARTICLE 2     GRANT

2.1

Synbiotics hereby grants to Heska and its Affiliates a non-exclusive [*] license to the Patent Rights, without the right to sublicense except as approved by Synbiotics in writing, to make, have made, use, sell and have sold Mab-based Licensed Products in the Territory, except products utilizing the format technology that is proprietary and that, as of today, is provided by AGEN to Synbiotics in the test format in Synbiotics’ current WITNESS heartworm diagnostic products.  For purposes of clarity, Synbiotics hereby acknowledges Heska’s right to have such Mab-based Licensed Products or any component thereof manufactured by a third party. This license grant is limited only to Heska’s own Mab-based Licensed Products whereas products which Heska may distribute for other parties that may otherwise infringe the Patent Rights are specifically excluded, except as approved by Synbiotics in writing.

2.2

Synbiotics hereby also grants to Heska and its Affiliates a non-exclusive [*] license to the Patent Rights, without the right to sublicense except as approved by Synbiotics in writing, to make, have made, use, sell and have sold Di33-based Licensed Products in the Territory, except products utilizing the format technology that is proprietary and that, as of today, is provided by AGEN to Synbiotics in the test format in Synbiotics’ current WITNESS heartworm diagnostic products.  For purposes of clarity, Synbiotics hereby acknowledges Heska’s right to have such Di33-based Licensed Products or any component thereof manufactured by a third party.  Furthermore, the Parties agree that, as contemplated by Section 1.8, if a product qualifies as both a Mab-based Licensed Product and a Di33-based Licensed Product, it shall be subject to royalties under Section 3.1. This license grant is limited only to Heska’s own Di33-based Licensed Products whereas products which Heska may distribute for other parties that may otherwise infringe the Patent Rights are specifically excluded, except as approved by Synbiotics in writing.

2.3	Heska shall be responsible, at its sole expense, for all marketing and regulatory approvals of Licensed Products sold by it under this Agreement.

ARTICLE 3     ROYALTIES

3.1

In consideration of the rights, privileges and licenses granted by Synbiotics under [*], Heska shall pay royalties to Synbiotics in an amount equal to [*]of Net Sales of Mab-based Licensed Products sold by Heska and its Affiliates.  On sales between Heska and any Affiliates for resale to an independent third party other than a Heska Affiliate, the royalty shall be based on the resale to an independent third party.

3.2

Heska shall make annual royalty payments for Net Sales of Mab-based Licensed Products pursuant to Section 3.1 to Synbiotics in United States dollars according to the following schedule, without notice or grace period:

Period of Net Sales	Royalty Due Date

Apr. 1, 2003 – Dec. 31, 2003	April 30, 2004
Jan. 1, 2004 – Dec. 31, 2004	April 30, 2005
Jan. 1, 2005 – Dec. 6, 2005	April 30, 2006

Such payments will be made by either check or wire transfer, at Heska’s discretion, payable to Synbiotics Corporation, and will be sent to the address provided by Synbiotics in writing.

ARTICLE 4     REPORTS; AUDITS

4.1	Heska shall deliver to Synbiotics true and accurate reports of the following information to accompany royalty payments of Article 3 above:

	(a)	Gross receipts from sales for the pertinent period for each respective MAb-based Licensed Product sold by Heska and its Affiliates under this Agreement for each Calendar Year;

	(b)	The sum of (a) through (d) set forth in Section 1.7; and

	(c)	total royalties due.

4.2	Heska will provide Synbiotics a written report of quarterly royalty accruals for each Calendar Quarter within thirty (30) days of the end of such Calendar Quarter.

4.3

Heska shall keep full true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to Synbiotics hereunder.  Said books of account shall be kept at Heska’s principal place of business. Said books and the supporting data shall be open for audit no more than once per Calendar Year, and at reasonable times upon reasonable notice to Heska, for three (3) years following the end of the Calendar Year to which they pertain, to the inspection of an independent, nationally-recognized certified public accountant reasonably acceptable to Heska for the purpose of verifying Heska’s royalty statement or compliance in other respects with this Agreement, all at the expense of Synbiotics; provided, however, if an audit correctly discloses that the royalties payable by Heska for any audited period are more than [*] of the royalties actually paid for such period, then Heska shall pay the fees and expenses charged by the accountant.  Such independent accountant will not disclose to Synbiotics any information other than the accuracy of Heska’s reports and calculations.

ARTICLE 5     PATENT INFRINGEMENT ACTIONS

5.1

During the term of this Agreement, Synbiotics shall be obligated, to the extent it is commercially reasonable to do so, to prosecute at its own expense and in good faith all third party infringements of the ‘631 Patent.  The total cost of any such infringement action commenced or defended by Synbiotics shall be borne by Synbiotics and Synbiotics shall keep any recovery for damages for infringement derived therefrom.  Heska shall reasonably cooperate with such prosecution, including notifying Synbiotics of any potential third party infringement of the ‘631 Patent, provided that all out-of-pocket costs will be borne by Synbiotics.  Furthermore, if Heska expects that any such cooperation with respect to any single infringement prosecution will exceed sixteen (16) hours of Heska’s time, the Parties agree to discuss fair compensation of Heska prior to Heska beginning such cooperation activity.

5.2

If within six (6) months after having been notified of or having given notice of any alleged infringement of the Patent Rights, Synbiotics shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action (unless it is not commercially reasonable to prosecute), or if Synbiotics shall notify Heska at any time prior thereto of its intention not to bring suit against any alleged infringer, (unless it is not commercially  reasonable to prosecute), then the license granted under [*] of this Agreement shall be [*].  It is conclusively deemed to be not commercially reasonable to bring any prosecution against a party selling less than [*] per Calendar Year of allegedly infringing product.

ARTICLE 6     REPRESENTATIONS / INDEMNIFICATION / LIMITATION OF LIABILITY

6.1

Synbiotics represents and warrants to Heska that it has full right and authority to grant the licenses under this Agreement, and that it has no relationship with any other entity that would preclude it from carrying out its obligations under this Agreement.  Heska represents and warrants to Synbiotics that it has the full right and authority to enter into and perform this Agreement, and that it has no relationship with any other entity that would preclude it from carrying out its obligations under this Agreement. Heska further represents and warrants to Synbiotics that, as of the Effective Date, it has no commercially reasonable knowledge of any potential third party infringement of the ‘631 patent.

6.2

Heska shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Synbiotics, its directors, officers, employees, agents and Affiliates (“Indemnified Party”) harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from Heska’s production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products or arising from any of Heska’s obligations hereunder, except to the extent such claims and expenses are due to the gross negligence or willful misconduct of Synbiotics.

6.3

If an Indemnified Party seeks indemnification from Heska, it shall promptly give notice to Heska of any such claim or suit threatened, made or filed against it by a third party which forms the basis for such claim or suit.  Heska shall have the sole right to defend such claim or suit, including the right to select counsel.  No settlement or compromise shall be binding on an Indemnified Party hereto without its prior written consent, which consent shall not be unreasonably withheld.

6.4

SYNBIOTICS MAKES NO REPRESENTATIONS THAT THE LICENSED PRODUCTS WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 7     ASSIGNMENT

7.1

This Agreement or any right or obligation hereunder may not be assigned or otherwise transferred without the prior written consent of the other Party, which consent will not be unreasonably withheld; provided, however, such consent shall not be required in the case of a sale or other transfer to a third party of all or substantially all of (a) the stock or (b) the assets of a Party’s business, in which event written notice of such sale or other transfer shall be provided to the other Party. For purposes of this Section 7.1, acquisition by reverse triangular merger shall be deemed a transfer of all stock.  Any permitted assignee shall assume all obligations of its assignor under the Agreement.

ARTICLE 8   DISPUTE RESOLUTION

8.1

The Parties shall attempt in good faith to resolve any dispute or disagreement (“Dispute”) arising out of or relating to this Agreement promptly by negotiation between representatives who have authority to settle the controversy.  Any Party may give the other Party written notice of any Dispute not resolved in the normal course of business.  Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other Party a written response.  The notice and the response shall include (a) a statement of each Party’s position and a summary of arguments supporting that position, and (b) the name and title of the representative who will represent that Party and of any other person who will accompany the representative.  Within thirty (30) days after delivery of the disputing Party’s notice, the representatives of both Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  All reasonable requests for information made by one Party to the other Party will be honored.

8.2

All negotiations pursuant to this Article 8 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  If the Dispute has not been resolved by negotiation within forty-five (45) days of the disputing Party’s notice, or if the Parties failed to meet within thirty (30) days, the Parties shall endeavor to settle the Dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. Each Party shall bear its own costs.

8.3	If the Parties are unable to resolve the Dispute by mediation in accordance with Section 8.2, then the Dispute will be finally settled by binding arbitration to be conducted in San

Francisco, California (or at such other location as the Parties may agree) under the commercial arbitration rules then prevailing of the American Arbitration Association by one arbitrator appointed in accordance with those rules.  The arbitrator shall be chosen from a panel of arbitrators knowledgeable in the companion animal health care industry.  The arbitrator will apply the law specified in Section 11.1 to the merits of the Dispute.  The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator may grant permanent injunctions or other relief in such dispute or claim; provided that the arbitrator may not grant licenses to any intellectual property owned by either Party nor may the arbitrator award punitive damages.

8.4

Notwithstanding the foregoing, without breach of the arbitration provision and without reference to Article 8, either Party may seek to enforce any violation of the settlement, including this Agreement, through the process of the United States District Court, Southern District of California.

8.5	Nothing in this Article 8 shall modify, alter or supersede the rights of either Party contained in the Consent Judgment and Injunction entered into pursuant to the Settlement Agreement.

ARTICLE 9     TERM AND TERMINATION

9.1

This Agreement shall be effective as of the Effective Date and shall continue in effect until December 6, 2005, unless earlier terminated as set forth in Section 9.2 or 9.3.  Upon expiration of this Agreement, Heska shall have a fully paid, irrevocable license to the Patent Rights.

9.2	This Agreement may be terminated by either Party at any time during the term of this Agreement:

(a)

if the other Party is in breach of its material obligations hereunder and (i) in the case of any breach other than nonpayment, has not within ninety (90) days after written notice requesting cure of the breach commenced substantial efforts toward cure of the breach and continuously and diligently conducted such efforts until (even after the 90th day, if necessary) the breach is cured, or (ii) in the case of nonpayment, has not within [*] after written notice requesting cure of the breach cured the breach;  provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall begin when the Dispute is resolved pursuant to Article 8;

(b)

upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

9.3

This Agreement shall be coterminous with the Settlement Agreement and Mutual Release of Claims (“Settlement Agreement”) entered into between the Parties on even date herewith if the Settlement Agreement is terminated before the expiration date of this Agreement.

9.4

Unless terminated pursuant to Section 9.2(b), in the event this Agreement is rejected by Synbiotics or its receiver or trustee under applicable bankruptcy laws due to Synbiotics’ bankruptcy, then all rights and licenses granted under this Agreement by Synbiotics to Heska are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation, licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code.  The Parties agree that all intellectual property rights licensed hereunder, including the Parties’ Patent Rights, are part of the “intellectual property” as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code.

9.5	Upon expiration or termination of this Agreement, neither Party shall be released from any obligation that matured prior to the effective date of such expiration or termination.

9.6	The provisions of Articles 3.2, 4, 6, 8, 9.1 (in the event of expiration, only), 9.5, 10 and 11 shall survive the expiration or termination of this Agreement.

ARTICLE 10     NOTICES

10.1

Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by personal delivery, by a nationally-recognized overnight courier, or by certified, first-class mail, postage prepaid, addressed to the address below, or such other address that a Party has given by written notice under this Section 10.1.

In the case of Heska:

Heska Corporation
1613 Prospect Parkway
Fort Collins, CO 80525

	Attention:	Chief Executive Officer
	Copy to:	Executive Vice President, Intellectual Property
and Business Development

In the case of Synbiotics:

Synbiotics Corporation
11011 Via Frontera
San Diego, CA 92127

Attention:	President
Copy to:	Hayden Trubitt; Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor; San Diego, CA 92122

ARTICLE 11     MISCELLANEOUS

11.1	California Law. This Agreement shall be governed by and interpreted in accordance with California law.

11.2

Integration and Modification.  Each Party represents and warrants that as of the date of the full execution of this Agreement, no promise, inducement or agreement not expressed herein has been made to it in connection with this Agreement, and that this Agreement, the Consent Judgment and Injunction, the Settlement Agreement and the License Agreement relating to the ‘569 Patent, contain the entire agreement between the Parties as to the subject matter related hereto and supersede any previous agreements, negotiations, promises or understandings between them as to the subject matter contained herein.  It is expressly agreed that this Agreement may not be altered, modified or amended except by a writing duly executed by the undersigned Parties.

11.3	Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.4

Promotional Activities.  Except as specified herein, nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation (including any contraction, abbreviation, or simulation of any of the foregoing) of the other Party without the express written approval of the other Party.  Neither Party shall use any designation of the other Party in any promotional activity associated with this Agreement or the Licensed Product without the express written consent of the other Party.

11.5

Severability.  In the event any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such provision shall be severable from the remainder of the Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.6	Waiver. Failure at any time to require performance of any of the provisions herein shall not waive or diminish a Party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A Party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the Party making such waiver.

11.7

Force Majeure.  Neither Party shall be held responsible for the failure or delay in performance herein when such failure or delay is due to any act of God or of the public enemy, war, compliance with laws, governmental acts or regulations, fire, flood, epidemic, strikes and labor interruption, accident, unusually severe weather or other causes similar to the foregoing beyond their reasonable control.  Any Party whose performance is affected by such force majeure shall promptly give notice to the other Party of such force majeure upon which such Party intends to rely to excuse its performance.

11.8

Independent Contractors.  The relationship between Synbiotics and Heska under this Agreement shall be that of independent contractors engaged in the operation of their own respective businesses.  Nothing in this Agreement is intended or is to be construed to constitute Heska and Synbiotics as partners, employer/employee, or principal/agent, or the employees or agents of any Party hereto as employees or agents of the other Party.  Neither Party has the express or implied right or authority to assume or create any obligations for or on behalf of the other Party, to bind the other Party to any contract or undertaking with any third party or to make any warranties or representations for or on behalf of the other Party.

11.9

Counterparts.  This Agreement may be executed in counterparts, each of which is deemed to be an original, but all of which together shall constitute one and the same instrument.  Facsimile and photocopy signatures shall carry the same force and effect, and shall bind the parties hereto in the same manner, as original signatures to this Agreement.

11.10	Construction.

11.10.1

The language and terms of this Agreement are to be understood in their ordinary sense (except where otherwise defined herein) and are not to be interpreted in a technical manner so as to unfairly deprive any Party of substantive rights.

	11.10.2	The text of this Agreement is the product of negotiation among both Parties and is not to be construed as having been prepared by one Party or the other.

11.11

Warranty of Authorized Signatories.  Each of the signatories to this Agreement warrants and represents that he or she is competent and authorized to enter into this Agreement on behalf of the Party for whom he or she purports to sign.

11.12	Confidentiality. The Parties shall treat the existence and terms of this Agreement in accordance with Article 6 of the Settlement Agreement between Synbiotics Corporation and Heska Corporation.

ARTICLE 12  PATENT MARKING

12.1

Heska shall, within a reasonable amount of time from the Effective Date, mark all Licensed Product in accordance with applicable laws and regulatory requirements with (at a minimum) United States Patent Number 4,789,631.  It is agreed that patent markings on product inserts shall be sufficient.

HESKA CORPORATION		SYNBIOTICS CORPORATION

By:	/s/ CAROL TALKINGTON VERSER	By:	/s/ PAUL R. HAYS

Name:	Carol Talkington Verser, Ph.D.	Name:	Paul R. Hays
Title:	Executive Vice President	Title:	President